Exhibit 99.3
PSYCHIATRIC SOLUTIONS ANNOUNCES CASH TENDER OFFER AND CONSENT SOLICITATION
FOR ITS 10 5/8% SENIOR SUBORDINATED NOTES DUE 2013
     FRANKLIN, Tenn., May 8, 2007 (BUSINESS WIRE) — Psychiatric Solutions, Inc. (“PSI”) (NASDAQ: PSYS) today announced that it has commenced a cash tender offer to purchase any and all of its outstanding 10 5/8% Senior Subordinated Notes due 2013 (the “Notes”), of which approximately $38.7 million in aggregate principal amount is outstanding, and a solicitation of consents (“Consents”) from the holders of the Notes to certain proposed amendments to the indenture governing the Notes. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation, dated as of May 8, 2007 (the “Offer to Purchase”), and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation. PSI is conducting the tender offer in conjunction with the debt financing to be obtained in connection with its pending transaction with Horizon Health Corporation.
     The tender offer is scheduled to expire at 11:59 p.m., New York City time, on June 5, 2007 (the “Expiration Date”), unless extended or earlier terminated. Holders of the Notes must tender and not withdraw their Notes and deliver and not rescind their corresponding Consents on or before the consent date (the “Consent Date”), which is 5:00 p.m., New York City time, on May 21, 2007, unless extended or earlier terminated, to receive the total consideration, which includes a consent payment of $20 per $1,000 principal amount of Notes. Holders of the Notes who tender their Notes after the Consent Date but on or before the Expiration Date will receive the tender consideration, which is the total consideration minus the consent payment.
     The tender consideration for each $1,000 principal amount of the notes tendered and accepted for payment will be determined in the manner described in the Offer to Purchase by reference to the fixed spread of 50 basis points over the yield to maturity of the reference treasury security, 4.875% U.S. Treasury Note due May 31, 2008, as calculated by the dealer managers at 2:00 p.m., New York City time, on May 21, 2007, unless such date is extended.
     In addition to the total consideration or the tender consideration, as applicable, holders of the Notes tendered and accepted for payment will receive accrued and unpaid interest on the Notes from the last interest payment date for the Notes to, but not including, the applicable settlement date.
     Except as set forth in the Offer to Purchase or as required by applicable law, the Notes tendered may be withdrawn and Consents delivered may be revoked at any time on or prior to the Consent Date by following the procedures described in the Offer to Purchase. The Notes tendered on or prior to the Consent Date that are not validly withdrawn on or prior to the Consent Date may not be withdrawn thereafter. Tenders of the Notes after the Consent Date may not be withdrawn.
     PSI currently expects to have an initial settlement for Notes tendered on or before the Consent Date promptly after the satisfaction of the Financing Condition (as defined below) (expected to occur on May 31, 2007), followed by a final settlement promptly after the expiration of the tender offer for Notes tendered after the Consent Date. PSI reserves the right to extend or forego the initial settlement date, as a result of which the initial settlement date may occur as late as the final settlement date.
     The tender offer and consent solicitation are conditioned on the satisfaction of certain conditions, including but not limited to, (i) the tender on or prior to the Consent Date of the Notes representing a majority of the principal amount of the Notes outstanding, (ii) the execution by the trustee of the supplemental indenture implementing the proposed amendments following receipt of the requisite consents, and (iii) the receipt of debt financing sufficient to pay the total consideration for all of the outstanding Notes and related fees and expenses (this clause (iii), the “Financing Condition”). If the Financing Condition or any other condition in the Offer to Purchase is not satisfied, PSI is not obligated to accept for purchase, or to pay for, the Notes tendered (and corresponding Consents) and may delay the acceptance for payment of, any tendered Notes, in each event, subject to applicable laws, and may terminate, extend or amend the tender offer and may postpone the acceptance for purchase of, and payment for, the Notes so tendered.

     PSI has retained Citi and Merrill Lynch & Co. to serve as the dealer managers for the tender offer. PSI has retained Global Bondholder Services Corporation to serve as the depositary and information agent for the tender offer and consent solicitation.
     Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (866) 873-7700 or (212) 430-3774 or in writing at 65 Broadway — Suite 723, New York, New York 10006. Questions regarding the tender offer or consent solicitation may be directed to Citi at (800) 558-3745 or (212) 723-6106 or Merrill Lynch & Co. at (888) 654-8637 or (212) 449-4914.
     This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer is made only by and pursuant to the terms of the Offer to Purchase and the related Consent and Letter of Transmittal. None of PSI, the dealer managers, the depositary or the information agent makes any recommendations as to whether holders should tender their Notes pursuant to the tender offer. Holders must make their own decisions as to whether to tender the Notes, and, if so, the principal amount of the Notes to tender.
     PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 75 owned or leased freestanding psychiatric inpatient facilities with more than 8,000 beds in 29 states, Puerto Rico and the U.S. Virgin Islands. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on assumptions that PSI believes to be reasonable. However, actual results almost always vary from assumed facts and the differences can be material, depending upon the circumstances. As a result, you should not place undue reliance on such forward-looking statements. The words “believe,” “expect,” “estimate,” “anticipate” and similar expressions will generally identify forward-looking statements. All of PSI ‘s forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, PSI disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.
     With this in mind, you should consider the risks discussed in the Offer to Purchase, under the caption “Risk Factors” in PSI’s Annual Report on Form 10-K and in the other documents PSI files with the SEC from time to time, which could cause actual results to differ materially from those expressed in any forward-looking statement made by PSI or on PSI’s behalf.
CONTACT: Psychiatric Solutions, Inc.
Brent Turner, (615) 312-5700
Executive Vice President, Finance and Administration
SOURCE: Psychiatric Solutions, Inc.